Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 2 DATED SEPTEMBER 8, 2014
TO THE PROSPECTUS DATED AUGUST 12, 2014

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated August 12, 2014, as supplemented by supplement no. 1 dated August 25, 2014. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the origination of a first mortgage loan secured by a three-story office building located in Boston, Massachusetts.
Origination of the 655 Summer Street Mortgage Loan
On September 4, 2014, we, through an indirect wholly owned subsidiary, originated and funded a first mortgage loan in the amount of $3.5 million (the “655 Summer Street Mortgage Loan”). The borrower, 655 Summer Holdings LLC, is not affiliated with us or our advisor. The loan is secured by a three-story office building located in Boston, Massachusetts (the “Building”). The Building comprises 14,392 rentable square feet and was built in 1989. We funded the 655 Summer Street Mortgage Loan with proceeds from our now terminated private offering.
The 655 Summer Street Mortgage Loan matures on October 1, 2017 and the loan bears interest at a fixed rate of 9.25% per annum for the term of the loan. The borrower paid a loan origination fee equal to 8% of the loan amount. Monthly payments are interest only for the first 35 months of the term of the loan, followed by payments of principal and interest, with principal calculated using an amortization schedule of 30 years and with the remaining principal balance, all accrued and unpaid interest and all other charges due at maturity. The borrower may prepay the loan in whole (but not in part) beginning July 1, 2017, subject to certain conditions as described in the loan documents.

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